                                                                    EXHIBIT 11.3

                          PREFERRED NETWORKS, INC.

                  COMPUTATION OF SUPPLEMENTAL PRO FORMA AND
                 SUPPLEMENTAL HISTORICAL NET LOSS PER SHARE

                       SIX MONTHS ENDED JUNE 30, 1996



                                                                                           SUPPLEMENTAL      SUPPLEMENTAL
                                                                                             PRO FORMA       HISTORICAL
                                                                                           ------------      ------------
  Primary and fully diluted:
       Weighted average common stock outstanding during the period  . . . . . . . . . .      10,969,325      10,976,832
       Series A Redeemable Convertible Preferred Stock converted into Common Stock
         upon consummation of initial public offering(1)  . . . . . . . . . . . . . . .         258,723              --
       Effect of Common Stock equivalents issued subsequent to December 18, 1994
         computed in accordance with the treasury stock method as required by the SEC(2)      1,710,506       1,710,506
                                                                                            -----------     -----------
                     Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12,938,554      12,687,338
                                                                                            ===========     ===========
  Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $(2,978,688)    $(2,978,688)
  Less:  Accretion of Series A and Series B Redeemable Convertible Preferred Stock(3) .              --        (202,235)
  Less:  Series B Redeemable Convertible Preferred Stock dividend requirements  . . . .              --        (353,651)
  Plus:  Reduction in interest expense from repayment of current and long-term notes
     payable(4) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         112,000         112,000
                                                                                            -----------     -----------
  Net loss attributable for Common Stock and Common Stock equivalents . . . . . . . . .     $(2,866,688)    $(3,422,574)
                                                                                            ===========     ===========
  Supplemental net loss per share of Common Stock(4)  . . . . . . . . . . . . . . . . .     $      (.22)    $      (.27)
                                                                                            ===========     ===========

- -----------------------------

(1) Pro forma net loss per share reflects securities and dividends converted into Common Stock upon consummation of the initial public offering as if such conversion had occurred at the beginning of the fiscal year. A portion of the Series A Redeemable Convertible Preferred Stock and all of the Series B Redeemable Convertible Preferred Stock is excluded here but reflected below as cheap stock.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock equivalents (including a portion of the Series A Redeemable Convertible Preferred Stock and all of the Series B Redeemable Convertible Preferred Stock) issued at prices equal to or below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.

(3) Represents the portion of the accretion related to Series A Redeemable Convertible Preferred Stock not treated as cheap stock.

(4) Supplemental loss per share reflects the number of shares of Common Stock issued upon consummation of the initial public offering used to repay $5.6 million in current and long-term notes payable as if such issuance had occurred at the beginning of 1996.